CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[●]”, HAS BEEN OMITTED BECAUSE UROGEN PHARMA LTD. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFOMRATION UROGEN PHARMA LTD. CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL

Manufacturing & Supply Agreement

Between:

1)	UroGen Pharma Ltd. and

2)	Cenexi-Laboratoires Thissen s.a.

Table of Contents

Article1: Definitions         4

Article 2: Subject matter of Agreement         6

Article 3: Scope of Agreement         7

Article 4: Customer-Supplied Materials, Starting Material and Packaging Material         8

Article 5: Delivery and Storage of Customer-Supplied Materials, Starting Material and Packaging Material / Storage of Contract Products         10

Article 6: Manufacturing Directions, Instructions, Protocols and Reports         11

Article 7: Quality Control, Testing Procedure, Reports, Retention of Samples         13

Article 8: Release and Shipment of Contract Products         14

Article 9: Defective Contract Products         15

Article 10: Warranty provisions         16

Article 11: Hold Harmless and Liability         17

Article 12: Orders and Forecasting for Contract Products         19

Article 13: Prices         21

Article 14: Obligation to Inform         22

Article 15: Reimbursement of tooling costs (third party fees)         23

Article 16: Confidentiality         24

Article 17: Intellectual Property         26

Article 18: Term         26

Article 19: Miscellaneous         28

Article 20: Governing Law         30

Article 21: Dispute Resolution         30

Article 22: Assignment         31

Exhibit 1 Contract Products         32

Exhibit 2 Contacts         33

Exhibit 3 Starting Material and Customer-Supplied Materials         34

Exhibit 4 Packaging Material         35

Exhibit 5 Product Specifications         36

Exhibit 6 Transport Packaging and Shipping Requirements         37

Exhibit 7 Prices         38

Exhibit 8 Price revision         39

Manufacturing & Supply Agreement

This Manufacturing & Supply Agreement (hereinafter referred to as the “Agreement”) is made on April 24, 2020 (hereinafter referred to as the “Effective Date”) by and between:

UroGen Pharma Ltd., a company organized and existing under the laws of the State of Israel having an address at 9 HaTaasia St., Ra’anana 4365007, Israel, and hereinafter referred to as "Customer”

and

Cenexi-Laboratoires Thissen s.a., a company incorporated in Belgium, having its registered office at 2-4-6, Rue de la Papyrée, B-1420 Braine-l'Alleud, also acting hereunder on behalf of its Affiliates, and hereinafter referred to as "Manufacturer"

WHEREAS

1.	Customer is a pharmaceutical company specialized in the commercialization of specialty products in a number of therapeutic areas, and has an affiliate with a USA marketing and sales organization;

2.

Customer has developed the Contract Product and has filed a New Drug Application for the Contract Product (not including Bulk Product) in the USA. Customer is interested in having the Contract Products (as hereinafter defined) manufactured, packaged and inspected by Manufacturer for the US market and for other potential markets as the case may be;

3.	Manufacturer is a company specialized in the manufacture of pharmaceutical products and has facilities for the production and testing of specific pharmaceutical and oncology products;

4.	Manufacturer is willing to manufacture, package and inspect the Contract Products for Customer; and

5.	Manufacturer will be a manufacturer of the Contract Products and Customer will purchase the Contract Products from Manufacturer per the terms outlined in this agreement.

NOW, THEREFORE, in consideration of the above, Customer and Manufacturer (hereinafter referred together as the “Parties” and separately as a “Party”) agree as follows:

Article1: Definitions

As used in this Agreement the following terms shall have the following meanings:

-

Affiliate: shall mean a company controlling, controlled by or under common control with the relevant Party, where the control means the direct or indirect power to exercise more than half the voting rights of the relevant company, the power to appoint more than half the members of its supervisory board, board of management or bodies representing legally the company or the rights to manage its affairs.

-	Agreement: shall mean this manufacturing and supply agreement and any subsequent written amendment executed by the Parties.

-	Binding Forecast means [●]

-	Cancellation Fees: means the fees payable, if any, by Customer for Customer’s cancellation of [●]

.

Customer for cancellation of scheduled production of a Firm Order	Cancellation Fee Payable (% of Total Batch Cost)
> = [●] days	[●]
[●] days	[●]
[●] days	[●]

-	cGMP: shall mean current European and US FDA Good Manufacturing Practices.

-	Contract Products: shall mean Customer’s products as listed in Exhibit 1 hereto.

-

Customer-Supplied Materials: shall mean the RTGel (as defined below) and the active pharmaceutical ingredient described in Exhibit 3 attached hereto (“API”), and any other materials that will be provided to Manufacturer by or on behalf of Customer for use in manufacturing the Contract Products, as set forth in Exhibit 3 or otherwise agreed upon in writing by the Parties.

-	Defect: shall mean any aberration from the then current (i) Product Specifications, or

(ii) packaging requirements for the Contract Products, or any other failure to conform to the warranties in Article 10.1. “Defective” shall have a correlative meaning. For clarity a Defect includes a Hidden Defect.

-	Forecast: shall have the meaning in Article 12.1.

-	GDP: shall mean Good Distribution Practices.

-

Hidden Defect: shall mean (a) with respect to Contract Product, any Defect that would not have been discovered through visual inspection as required under the Quality Agreement within the [●] period referenced in Article 9.1 or which otherwise breaches Manufacturer's warranties set forth in this Agreement (such as, but not limited to, defects that can be determined only through testing) and (b) with respect to Customer-Supplied Materials, any defect that causes the Customer-Supplied Material to fail to conform to the applicable specifications for such Customer-Supplied Material at the time of delivery by Customer under this Agreement, that would not have been discovered through visual inspection and testing as required under Article 4.7 of this Agreement and the Quality Agreement.

-	ICH guidelines: shall mean the guidelines published by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

-

Investigation Report: shall mean a report, prepared by Manufacturer in accordance with cGMP and Manufacturer’s SOPs, on the circumstances of either a defect/deviation/complaint including without limitation explanations on the cause for such defect/deviation/complaint, the batches affected by the defect/deviation/complaint and possible measures to maintain or re-establish the appropriate quality of the Contract Products.

-

Manufacturing Batch Record: A Manufacturing Batch Record (MBR) is a detailed, step- by-step description of the entire production process for a specific drug. The MBR explains exactly how the product is produced, indicating specific types and quantities of components and raw materials, processing parameters, in-process quality controls, environmental controls, etc. An executed MBR documents the production events, quality charts, environmental monitoring records and inspection reports for the entire production process for a specific batch.

-	Manufacturing Deviation Report: shall mean a report prepared by Manufacturer if a deviation from the conditions laid down in the manufacturing instruction has appeared.

-	Marketing Authorization: shall mean the approval issued by the relevant authority to sell the Contract Products in a country, including, in the US, the NDA as approved by the FDA.

-

NDA: New Drug Application is the regulatory dossier that must be filed with the US Food and Drug Administration (“FDA”) requesting formal approval to manufacture, package, distribute, market and sell Contract Product in the United States of America and its affiliate territories.

-	Packaging Material: shall mean any material, other than Customer-Supplied Material, employed in the packaging of the Contract Products.

-	Prices: shall mean the prices to be paid by Customer to Manufacturer for the manufacturing of the Contract Products as provided in Exhibit 7 hereto.

-	Primary Packaging Material: shall mean Packaging Material which is in direct contact with the drug product components of the Contract Products.

-

Product Specifications: shall mean the specifications of the Contract Products and all components thereof, including the specifications for the vials of mitomycin sterile lyophilized powder, as provided in Exhibit 5 hereto, as the same may be amended from time to time by mutual written agreement of Customer and Manufacturer.

-

Quality Agreement: shall mean the agreement to be signed separately by the Parties, detailing the pharmaceutical responsibilities of each Party related to the Contract Products and all components thereof including, among others, Starting Material and Packaging Material, manufacturing directions, instructions, protocols, reports, quality control, testing, release and shipment of Contract Products.

-

Registration Dossier: shall mean the NDA when referring to the US and the US FDA, or the equivalent registration dossier for other territories prepared by Customer for the purpose of obtaining a Marketing Authorization.

-

RTGel: shall mean Customer’s proprietary formulated gel in a vial that will be provided to Manufacturer by a third party on behalf of Customer for inclusion in the final Contract Product package (as specified in the MBR).

-	Secondary Packaging Material: shall mean Packaging Material which is not in direct contact with the drug product components of the Contract Products.

-	Starting Material: shall mean any substance, other than Customer-Supplied Material, used in the manufacturing of the Contract Products.

-

Testing Deviation Report: shall mean a report prepared by Manufacturer in accordance with cGMP and Manufacturer’s SOPs if a deviation from the nominal value (also known as Out of Specification, or OOS) as laid down in the testing instruction has appeared.

-

Testing Protocol: shall mean formal documents signed by both Parties that typically outline testing requirements, activities, resources, documentation and schedules to be completed with respect to Contract Products. The Parties will agree in writing on the form of test plan prior to any test of the Contract Products or any component thereof.

-	Validation Activities: shall mean the activities as described in Exhibit 7 hereto.

-	Variation: shall mean a variation to the terms of a Marketing Authorisation.

Article 2: Subject matter of Agreement

2.1	During the Term of this Agreement, Manufacturer shall manufacture, package, test, store and inspect for Customer the Contract Products listed in Exhibit 1 to this Agreement.

2.2	The provisions of this Agreement apply to all orders for the manufacturing of Contract Products under this Agreement after the Effective Date and before termination of this Agreement.

Article 3: Scope of Agreement

3.1

The Manufacturer assures that it has a manufacturing authorization under national law, is in good standing with the US FDA, and is fully compliant with cGMP in accordance with the Quality Agreement for the manufacturing, packaging and inspection/testing of the Contract Products. The Manufacturer undertakes to provide Customer with a certified copy of such manufacturing authorization. The Manufacturer is obliged to immediately inform the Customer about any restriction to the manufacturing authorization for the Contract Products and any change in circumstances concerning such manufacturing authorization. Any changes in the place of manufacture of the Contract Products, including changes made under the existing manufacturing authorization, are subject to prior written agreement of Customer.

3.2

Customer owns or controls all rights regarding the manufacturing directions for Contract Products including any additions and improvements thereto. Customer shall have the right to use the Contract Products for any lawful purpose, including commercialization under the applicable Marketing Authorization and conducting post-marketing studies or other clinical development. Manufacturer possesses the necessary technical know-how to manufacture the Contract Products according to the manufacturing directions as well as the operation of appropriate manufacturing equipment.

3.3

The Manufacturer shall comply with the current recognized pharmaceutical rules and the relevant statutory provisions including without limitation cGMP regulations. Furthermore, in the manufacture of the Contract Products, Manufacturer will comply with the instructions as agreed upon in written form with the Customer and all other applicable laws, rules, regulations and guidelines.

3.4

Customer and Manufacturer appoint the qualified and responsible persons as listed in Exhibit 2 as contact persons for all pharmaceutical, technical and logistical questions. Written notice of any changes and alterations must be given immediately.

3.5

With respect to the Contract Products, Customer has the right to inspect, during normal working hours and subject to [●] (in emergency cases [●] prior notice, those parts of Manufacturer's facilities that are involved in manufacturing, packaging, controlling, testing and storage of the Contract Products, and to see Manufacturer's batch documentation and other reports, notes, data, records, results and information relating to the Contract Products. This right for inspection includes the participation of members of governmental authorities. If Manufacturer’s efforts in connection with an inspection by Customer related to the Contract Products exceed [●] every year (or [●] per calendar year in the case of the initial product readiness audit by FDA), Customer shall compensate such efforts of Manufacturer at the rate of [●]. Notwithstanding the foregoing, in addition to the two auditors per audit, Customer shall be entitled to have one passive trainee observe Customer’s auditors without any additional cost. Customer shall be entitled to perform an additional [●] audit in accordance with this Section 3.5 at no additional cost to Customer in the event the audit relates to manufacturing process scale up for Contract Products or a material manufacturing process change for Contract Products.

3.6

The manufacturing and testing of the Contract Products have to comply with the information contained in the Registration Dossier. Customer will make available the corresponding parts of the Registration Dossier at Manufacturer’s disposal. The manufacturing instructions and testing instructions prepared by Manufacturer according to the manufacturing directions and testing directions are property of Customer. All originals and copies of the manufacturing instructions and testing instructions will be handed over by Manufacturer to Customer immediately after the termination of this Agreement. Manufacturer undertakes to keep the entire documentation including the manufacturing instructions and test instructions up to date and to implement and document any changes to such instructions agreed upon by the Parties in writing during the Term of this Agreement.

3.7

A detailed description of the pharmaceutical responsibilities of each Party is set forth in the Quality Agreement, which shall be amended by the Parties as soon as practicable to apply to the Contract Products, and which shall become part of this Agreement and may not be terminated separately. The Parties agree that Customer’s Affiliates may perform on behalf of Customer the pharmaceutical responsibilities of Customer under the Quality Agreement. In case of discrepancies between this Agreement and the Quality Agreement, the provisions of this Agreement shall prevail, except for technical and quality responsibility issues, for which the Quality Agreement shall prevail over this Agreement.

Article 4: Customer-Supplied Materials, Starting Material and Packaging Material

4.1

The respective pharmaceutical responsibilities of Customer and Manufacturer for the Customer-Supplied Materials, the Starting Material and the Packaging Material shall be set forth in the Quality Agreement.

4.2	Customer-Supplied Materials will be provided by Customer [●].

4.3

Any change of the specification, the manufacturing process and/or the supplier of Starting Material and/or Packaging Material requires prior mutual written consent of the Parties, and may require submission to and approval of the prevailing regulatory authority prior to implementation. Customer will have the right, with the written consent of Manufacturer, to change of the specifications, the manufacturing process and/or the supplier of any Customer-Supplied Materials.

4.4

Manufacturer will source Starting Material in relation to the Forecast in reasonable amounts based on a minimum stock level of [●] relating to the current Forecast provided by Customer and is entitled to source Starting Material in relation to the Forecast in reasonable amounts based on a maximum stock level of [●] relating to the current Forecast provided by Customer (in case of Starting materials with a critical lead time special arrangements to be taken).

4.5	The Manufacturer is entitled to source Packaging Material in relation to the Forecast based on the following rules:

Average Stock Volumes (based on current Forecasts)
	Contract Products	Contract Products	Contract Products
Material	[●]	[●]	[●]
Primary Packaging Material	[●]	[●]	[●]
Secondary Packaging Material	[●]	[●]	[●]

In the event of a packaging or artwork change that results in unused Packaging Materials, Customer shall not be responsible for paying for any unused Packaging Materials ordered by Manufacturer in excess of the amounts set forth above.

4.6

Manufacturer is responsible for the proper inspection of the quality of the Starting Material and Packaging Material which it provides. The respective material shall be inspected by Manufacturer for quality and identity and released in accordance with the Quality Agreement.

4.7

The Customer-Supplied Materials shall be inspected, handled, stored, tested and released by Manufacturer according to the Quality Agreement, if not otherwise agreed in writing between the Parties. In any event, Manufacturer shall examine that the containers, closures and seals are intact, and that the labelling of the containers is consistent with the delivery note. Manufacturer will check and verify the relevant quality control documentation and Customer-Supplied Materials for the quality, identity and physical integrity of each shipment and will notify Customer if any Customer-Supplied Materials have any visible defects.

4.8

Only Starting Material, Packaging Material and Customer-Supplied Materials properly released and with adequate shelf life may be used by Manufacturer as specified in Exhibit 5 and the Quality Agreement.

4.9

In the event Customer changes the requirements for the Starting Material, the Product Specifications, the packaging of the Contract Products or the like, and as a result of such Customer-required changes such materials become obsolete or useless and cannot be used in the normal course of Manufacturer’s business, Customer shall [●] any dedicated material sourced by Manufacturer according to Articles 4.4 and 4.5 which become obsolete and cannot be used in the normal course of Manufacturer’s business, and as applicable, Customer shall [●] for work in progress or finished products, if any, which become obsolete and cannot be sold due to such Customer-required changes.

4.10

In the event Customer changes the requirements of packaging materials and as a result of such Customer-required changes the fee to be paid by Manufacturer to the supplier of Packaging Materials for these changes is increased, such increased fee will be charged to [●]. In the event the [●] by Manufacturer to the supplier of Packaging Materials is [●] as a result of Customer-required changes, the [●] will be [●], or will be [●].

Article 5: Delivery and Storage of Customer-Supplied Materials, Starting Material and Packaging Material / Storage of Contract Products

5.1

Customer is responsible for the timely delivery, [●] before the anticipated manufacturing start date, of such Starting and/or Packaging Material of Customer-Supplied Materials, including the relevant quality control documents. Manufacturer will inform Customer without delay after receipt of Customer’s order for Contract Products about the required amount of such Customer-Supplied Materials. Customer-Supplied Materials shall be delivered to Manufacturer’s site [●].

Customer is responsible to ensure (a) a minimum of [●] of API (based on the then current Forecast) is delivered to Manufacturer [●] before the anticipated manufacturing date requiring such API and (b) a minimum of [●] RTGel - (based on the then current Forecast) is delivered to Manufacturer.

Customer-Supplied Material will remain the property of Customer and Customer is responsible for proper insurance coverage of such Customer-Supplied Materials stored at Manufacturer’s facility; provided, however, Manufacturer shall handle and store all

Customer-Supplied Materials in accordance with the Quality Agreement and the terms of this Agreement and shall be responsible for any losses, damage, theft, or other impairment of the Customer-Supplied Materials arising from or in connection with Manufacturer’s failure to comply with or breach of the Quality Agreement or this Agreement.

5.2

Manufacturer is obliged to observe the diligence Manufacturer usually employs in its own affairs with respect to the storage of Customer-Supplied Materials. Unless otherwise indicated, Manufacturer will observe the FIFO (first in – first out) principle. Manufacturer shall handle all Customer-Supplied Materials in accordance with specifications for such materials as set forth in the Quality Agreement or provided in writing by Customer, and in compliance with all applicable terms of the Quality Agreement and all applicable laws, rules and regulations.

5.3

Manufacturer shall store all Customer-Supplied Materials, Starting Material, Packaging Material and Contract Products under the storage conditions specified in the Registration Dossier, the Marketing Authorization, the Quality Agreement, applicable specifications, including the Product Specifications, and all applicable laws, rules and regulations, including ICH guidelines. Containers must be labelled in compliance with the Registration Dossier and the Marketing Authorization and the respective GDP, national, US, European, and international laws, rules and regulations, as applicable.

5.4

Manufacturer will ensure that all Customer-Supplied Materials, Starting Material and Primary Packaging Material as well as Contract Product is kept in quarantine until released or rejected, as applicable, by the competent person of Manufacturer.

5.5

In the case the final Contract Products are not picked-up [●] after both release and availability of the final Contract Products for loading at the [●] location for transport by Customer’s carrier, storage costs will be charged to the customer [●]. In the case the final Contract Products are not picked-up [●] after both release and availability of the final Contract Products for loading at the [●] location for transport by Customer’s carrier, storage costs will instead be charged to the customer at the rate of [●]. For clarity, storage costs shall not be charged to the extent the Parties dispute in good faith whether such Contract Products have met the conditions set forth in the Quality Agreement required for release of Contract Products. Customer shall provide Manufacturer with export records relating to the export of the final Contract Products outside of the European Union.

Article 6: Manufacturing Directions, Instructions, Protocols and Reports

6.1

The Contract Products shall be manufactured and packaged according to the Product Specifications as contained in the Quality Agreement and Exhibit 5, the manufacturing and packaging instructions (as set out in Article 6.2 below), and as specified in the Registration Dossier, Marketing Authorization, and the Batch Manufacturing Record.

6.2

Based on the manufacturing directions contained in the Registration Dossier and Marketing Authorization, Manufacturer will draft the corresponding manufacturing instructions, which will have to be released by Customer in written form. The manufacturing instructions will also include the required in-process controls.

6.3	Manufacturer will prepare an executed Manufacturing Batch Record on every production batch according to the requirements of the cGMP regulations.

6.4

If amendments become necessary, the manufacturing instruction and/or MBR have to be replaced by a new amended version of the document and to be signed by both Parties. The respective new version enters into force upon signature by both Parties for all not yet manufactured Contract Products. Manufacturer will be [●].

6.5

If quality parameters, or parameters defined in the Registration Dossier and/or Marketing Authorization regarding the manufacturing process are modified, they must be validated (as applicable) before implementation. Manufacturer will inform Customer of the intended validation and provide Customer with a validation plan, to which Customer has to agree in writing. After validation, Manufacturer will inform Customer about the results of the validation in writing.

6.6

Manufacturer is obliged to use as auxiliary materials and utilities getting in direct contact with the Contract Products only such materials and utilities which are pharmaceutically safe and which are in accordance with the requirements of the Registration Dossier and Marketing Authorization. Customer has to agree on any material changes regarding such materials and utilities beforehand in writing.

6.7

If a relevant major deviation from the conditions laid down in the manufacturing instruction has appeared, Manufacturer will inform and provide relevant information/data to Customer as soon as practicable and without delay, but in any event within [●] of the first observation of the deviation, about the deviating data (“Manufacturing Deviation Report”). In such case, Customer and Manufacturer commit themselves to agree upon the necessary measures to be taken and Manufacturer will promptly take such measures. Major deviation management will be done according to Quality Agreement.

Manufacturer will make a report inclusive of relevant data on the circumstances of such deviation (“Investigation Report”), including without limitation explanations on the cause for such deviation, the batches affected by the deviation and possible measures to maintain or re-establish the appropriate quality of the Contract Products.

Manufacturer will submit the Manufacturing Deviation Report and Investigation Report for Customer’s approval. The costs for such Investigation Report will be borne by the Manufacturer, except if the deviation was caused by any Customer-Supplied Material that, at the time of delivery to Manufacturer by or on behalf of Customer, failed to conform to the applicable specifications for such Customer-Supplied Material (excluding any Hidden Defect in the Customer Supplied Material).

6.8

For every Contract Product, Manufacturer will store the complete documentation according to Articles 6.3 and 6.7 for [●] after manufacturing of such Contract Product batch. Thereafter, Manufacturer will ask Customer’s instruction before destroying any documentation related to the Contract Product.

Article 7: Quality Control, Testing Procedure, Reports, Retention of Samples

7.1	Manufacturer will carry out quality control measures and tests, and will retain samples, as applicable, in each case as specified in the Quality Agreement.

7.2

Based on the testing directions contained in the Registration Dossier, Manufacturer will draft the corresponding testing instructions to be approved by Customer in written form. Manufacturer will carry out tests in accordance with such testing instructions. If Manufacturer is not able to carry out the testing methods laid down in the testing instructions, Manufacturer and Customer will discuss and agree upon alternative methods, such methods being subject to approval by Customer in writing.

7.3

Manufacturer confirms Customer the proper testing of each batch, and the conformity of such testing with the testing instructions and provides Customer with the corresponding documentation as agreed in the Quality Agreement. Upon request of Customer, Manufacturer will present the complete original testing documentation and submit copies of such documentation.

7.4

If amendments become necessary, the testing instruction and/or master Testing Protocol have to be replaced by a new amended version of the document signed by both Parties. The respective new version enters into force upon signature by both Parties for all not yet tested Contract Products.

7.5

If testing instructions are modified, they have to be validated before implementation according to the respective ICH guidelines. Manufacturer will inform Customer of the intended validation and provide Customer with a validation plan, to which Customer has to agree in writing. After validation, Manufacturer will inform Customer about the results of the validation in writing prior to implementation.

7.6

If a deviation from the nominal value as laid down in the testing instruction has appeared, Manufacturer will inform Customer without delay and consistent with process that is outlined in the Quality Agreement about the data which deviate (“Testing Deviation Report”). In such case, Customer and Manufacturer commit themselves to agree upon the necessary measures to be taken and Manufacturer will promptly take such measures.

Manufacturer will make a report inclusive of relevant data on the circumstances of such deviation (“Investigation Report”), including without limitation explanations on the cause for such deviation, the batches affected by the deviation and possible measures to maintain or re-establish the appropriate quality of the Contract Products.

Manufacturer will submit the Investigation Report for Customer’s approval. The costs for such Investigation Report will be borne by Manufacturer, except if the deviation was caused by any Customer-Supplied Material that, at the time of delivery to Manufacturer by or on behalf of Customer, failed to conform to the applicable specifications for such Customer-Supplied Material (excluding any Hidden Defect in the Customer Supplied Material).

7.7

Manufacturer will store the complete documentation according to Article 7.6 and a sufficient number of retained samples of both Customer Supplied Material & Starting Material for [●] after reception and finished Contract Products for [●] after manufacturing or for any longer time periods as are required by applicable laws, rules or regulations in the United States and, upon written notice from Company, such other countries or jurisdictions where Contract Products have obtained regulatory approval or are otherwise being marketed, distributed or sold. Place of storage and quantity of retained samples are agreed upon between the Parties. In any case, the quantity of retained samples must be sufficient for two complete release and shelf-life testings.

7.8

Prior to launch of the Product by Customer, Manufacturer will provide the minimum requirements identified by Applicable Law (including DSCSA regulations) related to serialization, including proper labelling of Customer’s [●], plus testing and maintenance of data sharing/communication with Customer’s serialization partners. During the term of the Agreement, Manufacturer will support any regulatory updates, such as aggregation, by implementing and testing with Customer and Customer’s partners any required process changes or modifications in advance of regulatory required implementation date.

Article 8: Release and Shipment of Contract Products

8.1

Manufacturer will proceed with all controls imposed by the regulatory and pharmaceutical laws applicable as per the Marketing Authorization(s), Registration Dossier and Product Specifications at each stage of the Manufacturing process (including packaging process) of the Contract Products in such a way as to ensure compliance of the batches with the requirements of the Marketing Authorization(s), Registration Dossier and all applicable laws, rules and regulations, including cGMP.

8.2	Manufacturer will package the Contract Products according to the requirements as listed in the Quality Agreement, such requirements referring to, inter-alia, the selection of the packaging containers for transportation, the labelling of such packaging containers and the destination to which the Contract Products shall be sent. In addition, Manufacturer will provide to Customer or its designee all relevant shipment documents such as packaging lists, etc., as applicable and as described in the Exhibit 6.

8.3	Manufacturer shall deliver the Contract Products [●] from Manufacturer’s site in Braine L’Alleud, Belgium. The transfer of the risk and of title to the Contract Products takes place [●].

8.4

Manufacturer shall give at least [●] notice period before the estimated delivery date on which the Contract Products will be available for loading at the [●] location to allow Customer or its designee to take physical possession of the Contract Products.

Article 9: Defective Contract Products

9.1

Defects in the outer appearance of the Contract Products and missing quantities of Contract Products have to be notified by Customer or, on behalf of Customer, by the recipient of Contract Products (as designated by Customer), in each case [●] after receipt of the Contract Products. Hidden Defects in Contract Products shall be notified to Manufacturer within [●] after discovery of the Hidden Defect by Customer.

9.2

Manufacturer shall provide technical clarification and internal investigation of Defects. Manufacturer shall answer any pertinent question of Customer concerning existing or presumed Defects without delay, but not more than [●] after receipt of such question, and shall supply Customer with the relevant and complete documentation in case of any such Defects as soon as practicable and without delay, but in any event within [●] after commencing investigation of the Defects. The same shall apply in case any governmental authorities ask for such documentation. In this case, Manufacturer will provide responses to the relevant questions to Customer and Customer will provide the answers to the relevant governmental authorities. If Manufacturer receives Defect complaints concerning a Contract Product directly from a third party, Manufacturer will inform Customer thereof and will forward such complaints to Customer without undue delay. In such case, Customer and Manufacturer will provide each other mutual support in clarifying the cause for the Defect, if any. As far as direct contact with such third parties is concerned, third party complaints regarding Contract Products will exclusively be dealt with by Customer.

9.3

If an analysis performed by Customer shows that Contract Products do not comply with the then current Product Specifications and are not in compliance with other related documentation or if Customer notifies Manufacturer of any Defect or Hidden Defect in the Customer Product pursuant to Article 9.1, and Manufacturer does not agree with such test result or notification, the Parties herewith agree on a further analysis to be performed by a specialized laboratory of international reputation acceptable to both Parties. Such analysis shall be considered as final and binding upon both Parties. The costs for the laboratory analysis will be borne by the Party responsible for the Defect (see Article 10.2). If the Contract Products are found by the laboratory to have no Defects, the costs [●]. When Manufacturer agrees or if the laboratory finds that Contract Product is Defective and that Manufacturer is responsible for the Defect as provided in Article 10.2 (“Manufacturer Defective Manufacturing”), then Article 9.4 shall apply.

9.4	Defective Product.

9.4.1    If Customer rejects Contract Products under Article 9 and the non-conformance is determined to have arisen from Manufacturer Defective Manufacturing, and Customer has not previously paid for the Defective Contract Product, Manufacturer will replace the Defective Contract Product and all materials required for the manufacture of the replacement Contract Products, and Customer shall be liable to pay Manufacturer’s invoice price for such replacement Contract Product but shall not be liable to pay Manufacturer’s invoice price for the Defective Contract Product and Manufacturer shall use [●] to manufacture and deliver such conforming Contract Products as soon as possible (but in any event such manufacturing shall be completed within [●] after the rejection.

9.4.2    If Customer rejects Contract Products under Article 9 and the non-conformance is determined to have arisen from Manufacturer Defective Manufacturing and Customer has previously paid for the Defective Contract Products, Manufacturer will promptly, at Customer’ election, either: (i) refund all amounts paid by Customer to Manufacturer for the Defective Contract Products; or (ii) replace the Defective Contract Products and all materials required for the manufacture of the replacement Contract Products with conforming Contract Products without Customer being liable for Manufacturer’s invoice price for such replacement Contract Product and Manufacturer shall use [●] to manufacture and deliver such conforming Contract Products as soon as possible (but in any event such manufacturing shall be completed within [●]) after Customer’s election of this subsection (ii).

Article 10: Warranty provisions

10.1

Manufacturer warrants that (i) it will produce the Contract Products in full compliance with cGMP, GDP, the Registration Dossier, Marketing Authorization and all other applicable laws, rules and regulations, including those applicable to the then applicable and prevailing regulatory authority at its production premises and production processes for the Contract Products, (ii) at the time the Contract Products are loaded on to the means of transport with Customer’s carrier at the [●] location, the Contract Products will conform to all Product Specifications, will not be adulterated or misbranded and (iii) at the time of release in accordance with the Quality Agreement, Contract Products will have remaining shelf life of at least the required shelf life set forth in the Quality Agreement. Furthermore Manufacturer warrants that it will produce and analyse the Contract Products according to the registered methods and specifications and Manufacturer warrants that it will maintain throughout the Term all necessary governmental permissions, authorizations and the like required to manufacture and supply the Contract Products hereunder.

10.2	Manufacturer is responsible for all Defects of the Contract Products, except solely for

(i)    Defects already inherent in or deriving from Customer-Supplied Materials provided that such Customer-Supplied Materials, at the time of delivery to Manufacturer, failed to conform to the applicable specifications for such Customer-Supplied Materials and/or (ii) Defects that arose as a result of Manufacturer’s strict adherence to Customer’s written instructions or requirements and (iii) Latent Defects in the Customer-Supplied Materials.

10.3	In case of Defect of Contract Products, whether due to Manufacturer Defective Manufacturing or otherwise, Manufacturer is required to

a)	rework, reprocess or recover the affected batch(es) of Contract Products; but however, only if authorized by Customer in writing; or

b)	replace the Defective Contract Products with Contract Products of appropriate quality; or

c)	if applicable, comply with Article 9.4.

In case the Defect of Contract Products falls within the responsibility of Manufacturer as provided in Article 10.2, Manufacturer will perform its obligations under this Article 10.3(a) or (b) free of charge.

In case the Defect of Contract Products falls within the responsibility of Customer as described in Article 10.2(i) or (ii), Customer shall fully compensate Manufacturer for the performance of its obligation under this Article 10.3(a) or (b).

10.4	Customer’s warranty claims fall under the statute of limitations [●] after expiry of shelf life of the respective Contract Products.

Article 11: Hold Harmless and Liability

11.1

Manufacturer shall indemnify, defend and hold harmless Customer, its Affiliates, officers, directors, agents, and employees, against any and all claims and damages of a third party arising out of personal injury or property damage that are due to

Manufacturer’s or its Affiliate’s or their subcontractor’s, agent’s, representative’s or designee’s negligence or willful misconduct or breach of this Agreement, including breach of the warranties in Article 10.1 and breach of the obligation to supply Contract Product by the delivery date specified in each Firm Order.

11.2

Customer shall indemnify, defend and hold harmless Manufacturer, its Affiliates, officers, directors, agents, and employees against any and all claims and damages of a third party arising out of personal injury or property damage that are due to handling, storing, distribution, use or sale by Customer of Contract Products, or claims by customers concerning alleged defects or misrepresentation in respect of Contract Products, except to the extent that such claims and damages result from the negligence or wilful misconduct or breaches of this Agreement by Manufacturer, or its Affiliates or their subcontractors, agents, representatives or designees.

11.3

The liability of each Party to the other Party shall be limited to direct and immediate damages and neither Party shall be liable to the other Party for indirect or consequential damages, including loss of profits, revenue or contracts, loss of business opportunity, increase in overhead expenses or reduction of anticipated savings, even if such losses and/or increases are foreseeable; provided, however, this limitation shall not apply to damages resulting from breaches by a Party of its confidentiality and non-use obligations under Article 16, or from a Party’s fraud, gross negligence or willful misconduct and this limitation will not apply to third party claims that are indemnifiable under Section 11.1 or 11.2.

11.4

Except for the Parties’ indemnification obligations related to third party claims under Sections 11.1 and 11.2, each Party’s maximum liability to the other Party with respect to any claim under or in relation to this Agreement shall be equal to [●]. Each Party’s maximum liability to the other Party with respect to any claim under or in relation to this Agreement with respect to the Parties’ indemnification obligations related to third party claims under Sections 11.1 and 11.2 shall be equal to [●]. Nothing in this Agreement shall operate as to exclude or in any way limit liability for fraud or to the extent resulting from gross negligence or willful misconduct or for any other liability that may not be limited as a matter of applicable law.

11.5

Either Party undertakes to hold and maintain for the Term of this Agreement torts liability insurance in an amount adequate to cover its possible liability under this Agreement. At a minimum, Manufacturer shall hold and maintain throughout the Term general liability insurance coverage in the amount of at least [●] million per occurrence and [●] million in the aggregate.

Article 12: Orders and Forecasting for Contract Products

12.1

a. Purchase Orders: Customer will place purchase orders for Contract Products within [●] of the start of each month with a minimum leadtime of [●]. As an exception, Customer may place purchase orders for Contract Products with a leadtime that is less than [●] and Manufacturer will use its [●] to accept and fulfill such orders. After receipt of any purchase order by Manufacturer, Manufacturer will send an order acceptance to Customer within [●] after receipt of such order. Manufacturer shall accept each purchase order that complies with the minimum leadtime of [●] and shall use [●] to accept any other purchase order. Once accepted by Manufacturer, each purchase order shall become firm and binding on the Parties and shall be deemed a “Firm Order”. Unless the Parties agree to a shorter leadtime, Contract Product will be scheduled for delivery the [●] after such Firm Order was submitted.

b Forecast: To allow a continuous and economical production, commencing on execution of this Agreement and no later than [●] thereafter, Customer will provide to Manufacturer in writing a rolling estimate of Customer’s orders for Contract Product for the following [●] (each, a “Forecast”). Each Forecast will be broken down by [●].

-    From [●].

-    From [●].

-    From [●].

Notwithstanding the foregoing, the Parties hereby agree that the forecast outside of the first [●] months (covering the binding forecast) is both nonbinding and only an estimate.

Customer agrees to use [●] to give notice to Manufacturer if Customer becomes aware of a significant increase or decrease to anticipated orders of Contract Product from the amounts set forth in the Forecast, and Manufacturer will use [●] to give notice to Customer in the event that its open manufacturing capacity that can be made available to Customer in response to a Forecast will significantly decrease during the Forecast period.

12.2

Manufacturer shall be obligated to manufacture and have available for pick-up at the [●] location the quantities of Contract Products in each Firm Order on the delivery date specified in each Firm Order, and Customer or its designee is required to pick-up the ordered amount of Contract Products on the delivery date specified in each Firm Order.

12.3

Should Manufacturer not be able to meet the delivery date as specified in the relevant Firm Order, Manufacturer will inform Customer accordingly without delay and shall propose alternative solutions and the following shall apply:

12.3.1    Subject to Article 12.3.2 below, if Manufacturer is unable to deliver the quantity of Contract Product ordered under a Firm Order within [●] of the delivery date specified in such Firm Order (provided that such delivery date complies with the provisions of Section 12.1) due to an act or omission by Manufacturer (“Late Delivery”) then Customer will receive a credit from Manufacturer for such Late Delivery that will be applied against [●]. The credit will be [●] of Contract Product subject to such Late Delivery. If not rectified by [●] of the delivery date specified in the Firm Order, the credit shall [●].

12.3.2. For clarity, a Late Delivery will not include any delay in shipment of Contract Products caused by events outside of Manufacturer’s reasonable control, such as (i) a Force Majeure Event, and (ii) the suspension of production by either Party following a report of nonconformity.

12.3.3 In the event Manufacturer is responsible for any OTD (on time delivery) indicator below [●] during any rolling [●] period, Customer will have the right to terminate this Agreement immediately. Upon such termination Manufacturer will be responsible for continuing to provide Contract Products until such time that Customer has qualified, secured and received regulatory authority approval for sourcing Contract Product from another manufacturer, and Manufacturer will also fully assist Customer in sharing of pertinent information and technology transfer to such other manufacturer.

12.4	Customer shall advise Manufacturer immediately in writing of all information at its disposal which might alter the Forecast.

12.5	Cancellation Fees shall be payable, if any, by Customer in the event of cancellation of scheduled production of a Firm Order.

12.6

Customer shall have the right to designate a portion of the Contract Products ordered pursuant to any Firm Order to be delivered in accordance with Article 12.2 as Bulk Product (as defined on Exhibit 1). Customer shall notify Manufacturer when issuing the purchase order of the applicable Finished Product (as defined in Exhibit 1) has commenced whether it would like any portion of the Contract Products ordered pursuant to such Firm Order to be delivered as Bulk Product.

12.7

Upon any delivery of Finished Product, Manufacturer shall deliver any leftover portion of the batch of Bulk Product that was not packaged into Finished Product as well as any leftover RTGel provided by Customer for such order that was not packaged into Finished Product.

Article 13: Prices

13.1

The Prices for manufacturing of Contract Products are set forth in Exhibit 7 (all prices are VAT excluded). The Prices include [●]. Upon delivery of the Finished Product, Manufacturer shall invoice Customer for the applicable Bulk Product batch fee set forth on Exhibit 7 together with the Finished Product packaging price set forth on Exhibit 7 for each unit of the Finished Product delivered. Notwithstanding the foregoing, in the event any portion of Contract Product is delivered as Bulk Product in accordance with Article 12.6, Manufacturer shall invoice Customer as follows (a) upon delivery of the Bulk Product, [●] and (b) upon delivery of the Finished Product, Manufacturer shall invoice Customer [●].

13.2

Payment for Contract Products will be made by Customer within [●] after release of Contract Product, delivery to Customer or its designee at the [●] location and receipt of an undisputed invoice. If Customer is more than [●] late in paying any undisputed payment for Contract Products pursuant to this Section 13.2, Customer shall be charged and pay a [●] late payment penalty. If Customer is more than [●] late in paying any undisputed payment for Contract Products pursuant to this Section 13.2, instead of the late payment in the foregoing sentence, Customer shall be charged and pay a [●] late payment penalty.

13.3

Subject to the then applicable MBR and Manufacturing instructions, on the first January of each year following the 2nd anniversary of the date of initial commercial launch of Contract Product, prices will change according to the rules described in Exhibit 8.

13.4

Manufacturer is entitled to claim an adjustment of the Prices in case of [●]. In any case, any modification or adjustment of the Prices will take place only after a good faith negotiation and mutual agreement of the Parties.

13.5	Customer and Manufacturer are entitled to claim an adjustment of Prices in the case of:

13.5.1.	[●], or

13.5.2.	[●], or

13.5.3.	[●].

In such case, the Parties will negotiate in good faith and the adjustment of Prices will take place only after mutual agreement of the Parties.

Article 14: Obligation to Inform

14.1

The Parties to this Agreement will inform each other without delay about batch recalls and complaints relating to Contract Products and/or any Starting Material and/or any Packaging Material as well as about any circumstance concerning their contractual relationship, problems and/or new technical and scientific information relating to Contract Products. Upon receiving any notice of or any discovery that Contract Product should be recalled or subject to corrective action, Manufacturer shall cease deliveries of such Contract Product to Customer until a decision has been made by Customer whether a recall or some other corrective action is necessary. The decision to initiate a recall or to take other corrective action, if any, shall be made and implemented solely by Customer. Manufacturer will, [●], cooperate and provide timely assistance in connection with a recall or correction, as may be reasonably requested by Customer, within the terms of the Quality Agreement and subject to applicable laws, rules and regulations. To the extent that a recall or other corrective action results from or arises out of Manufacturer’s failure to comply with this Agreement or the Quality Agreement, including Manufacturer’s manufacture of Defective Contract Product, then the provisions of Section 10.3 shall apply and Manufacturer shall [●], within the limits set forth in Section 11.4.

14.2

Should any unforeseen circumstance lead to difficulties in performing and executing this Agreement, each Party shall immediately inform the other Party, orally and in written form about this circumstance, especially in case of technical difficulties.

14.3

The same shall apply in case of difficulties in procuring Starting Material. The Parties will in such a case use their [●] to resolve this situation. Any deviation from any relevant regulation, instruction etc. shall only be effective after the mutual written consent of the Parties.

14.4

Manufacturer agrees to inform Customer of any governmental authority audit, inquiry, communication or inspection, which directly or indirectly affects the production of the Contract Products, promptly upon learning of the same, but in any event within such time period as may be specified in the Quality Agreement. In the event of any review, audit or inspection by any governmental authority which directly involves any Contracts Products (“Product-Related Inspection”), Manufacturer shall provide Customer with immediate notice thereof. Manufacturer shall use [●] to ensure that Customer will have the right to be present at any Product-Related Inspection and Manufacturer shall provide Customer with the results of such Product-Related Inspection. In the event of any written observations (or other written communication) by a governmental authority which directly or indirectly involves or may affect any Contract Products or the manufacture thereof, Manufacturer will inform Customer and provide Customer with copies of all related documentation promptly, but in any event within such time period as may be specified in the Quality Agreement, and Customer will have the opportunity to provide assistance to Manufacturer in responding to any such governmental authority communication. Without limiting the foregoing, Manufacturer shall provide Customer the opportunity to review and provide input to any proposed written response by Manufacturer to any Product-Related Inspection and, if Customer elects to provide input to the response to a Product-Related Inspection, Customer will provide such input as promptly as practicable (or, if applicable, within any time period specified in the Quality Agreement) and Manufacturer shall incorporate all reasonable comments from Customer.

Article 15: Reimbursement of tooling costs (third party fees)

15.1 In the event Customer changes the lay-outs of packaging materials, and as a result of such Customer changes the fee to be paid by Manufacturer to the supplier of packaging materials is increased, such increased fee for these changes will be charged to [●].

Article 16: Confidentiality

16.1

Each Party (the “Receiving Party”) undertakes to keep confidential any and all information, whether patented or not, regardless the support and the form, received from the other Party (the “Disclosing Party”) relating to the Contract Products or the manufacture thereof (hereinafter referred to as the “Confidential Information”). The Receiving Party shall treat all Confidential Information of the Disclosing Party with utmost confidence using the same degree of care that the Receiving Party uses to protect its own Confidential Information and in any event not less than a [●]. The Receiving Party specifically shall: (a) not use Confidential Information of the Disclosing Party for any purpose other than to perform the Receiving Party’s obligations or exercise the Receiving Party’s rights under this Agreement; (b) not disclose Confidential Information of the Disclosing Party except (i) to its Affiliates, and to those officers, directors, employees, contractors, agents and other representatives of the Receiving Party and its Affiliates (“Permitted Agents”) who have a need to know such Confidential Information for the purposes described in clause (a) and who have been made aware of this Agreement and are themselves bound by obligations of confidentiality similar to the provisions hereof, or (ii) with the prior written consent of the Disclosing Party; and (c) take all appropriate measures, including such measures as the Disclosing Party may reasonably request, to safeguard the Confidential Information of the Disclosing Party from loss, misappropriation, destruction, theft or disclosure to unauthorized persons.The Receiving Party shall not be entitled to use the Confidential Information of the Disclosing Party after termination of this Agreement without the written consent of the Disclosing Party. Manufacturing instructions, testing instructions, Customer IP (as defined in Article 17), and Customer- Supplied Materials and all data, documents and information related to Customer- Supplied Materials shall at all times be considered as being Confidential Information of Customer and notwithstanding anything to the contrary, Customer shall be the Disclosing Party and Manufacturer shall be the Receiving Party of all of such Confidential Information for all purposes of this Agreement.

The restrictions herein contained shall not extend to Confidential Information which the Receiving Party shows

a)

was, prior to the time of disclosure by the Disclosing Party, already known to the Receiving Party and not directly or indirectly received from the Disclosing Party as can be substantiated by written records; provided that this exception shall not apply to Customer IP which shall remain the Confidential Information of Customer; or

b)	was generally available to the public prior to the time of disclosure by the Disclosing Party; or

c)	has become, through no act or failure to act on the part of the Receiving Party or any of its Affiliates or Permitted Agents, public information or generally available to the public; or

d)

has been furnished - without any restriction on the Receiving Party's disclosure of such information - by a third party who has not directly or indirectly received it from the Disclosing Party and which Party was legally entitled to do so.

16.2

If the Receiving Party is required by final court order to disclose any Confidential Information of the Disclosing Party, the Receiving Party will provide the Disclosing Party with immediate written notice of such requirement or obligation (together with a copy of any relevant court order) to enable the Disclosing Party to seek appropriate protective relief and/or to take steps to resist or narrow the scope of any required disclosure. The Receiving Party will cooperate with the Disclosing Party with respect to such matters and will in any event disclose only such Confidential Information of the Disclosing Party that it is legally compelled to disclose and will ensure that all such Confidential Information so disclosed is accorded confidential treatment in terms of this Agreement. The Receiving Party will notify the Disclosing Party in writing of the means, content and timing of such disclosure prior to such disclosure being made. If prior notification is precluded by law or regulation or where enforcement action by the applicable authority precludes prior notification, the Receiving Party will notify the Disclosing Party as soon as reasonably practicable. Any mandatory disclosure hereunder will be limited to the extent necessary by the legal requirement.

16.3

Immediately upon termination or expiration of this Agreement, the Receiving Party will return to the Disclosing Party any and all tangible media or other medium containing the Disclosing Party’s Confidential Information which was provided to the Receiving Party pursuant to the terms hereof. The Receiving Party will expunge all Confidential Information from its digital, electronic, or other mediums, and will destroy any notes, compilations, studies and all other materials prepared by the Receiving Party, based in whole or in part on the Confidential Information provided by the Disclosing Party, provided that the Receiving Party shall be entitled to keep one copy each of such files as are necessary to comply with existing internal data retention policies for data security or disaster recovery purposes, pursuant to which policies, such copies are automatically created in a temporary archive electronic backup system. The Receiving Party shall issue to the Disclosing Party a certificate signed by the Receiving Party’s legal counsel and the possessors of the signatory rights of the Receiving Party confirming said destruction of the Confidential Information (the "Certificate"). The Certificate shall include an acknowledgment of the Receiving Party that it has no rights of use in or to the Confidential Information after the expiration date.

16.4

Without prejudice to any other rights and remedies the Disclosing Party may have, the Receiving Party acknowledges and agrees that damages alone may not be an adequate remedy for any breach of the provisions of this Agreement by the Receiving Party or its Affiliates or Permitted Agents and accordingly, the Receiving Party agrees that the Disclosing Party may be entitled, in addition to all legal remedies, without proof of special damage, to seek the remedies of injunction, specific performance and other equitable relief that may be available against a threatened or continuing breach, with the requirement of the placement of a bond waived by the Receiving Party.

16.5

The Parties agree that, as between the Parties and their Affiliates and the exchange of Confidential Information between and among them, this Agreement supersedes the Three-Way Nondisclosure Agreement among Customer, Manufacturer’s Affiliate, Phixen S.A.S, and SGS North America Inc. dated 16 December 2018; provided, that all information shared by the Parties or their Affiliates pursuant to such Nondisclosure Agreement shall be deemed Confidential Information under this Agreement, and the use and disclosure thereof shall be governed by the terms of this Article 16.

16.6	This Article 16 of this Agreement shall survive the termination of this Agreement for a period of [●].

Article 17: Intellectual Property

17.1 Any information, data, results, inventions and improvements deriving from Manufacturer’s services and operations hereunder, whether patentable or not, (collectively, “Customer IP”) shall be the exclusive property of the Customer, which as their exclusive owner shall be entitled to exploit such Customer IP as it will deem appropriate and to file patent applications at is sole discretion in any country on a worldwide basis. Manufacturer shall promptly disclose to Customer any Customer IP made, conceived, learned or reduced to practice by Manufacturer during the Term, and Manufacturer hereby assigns to Customer any and all right, title and interest in and to any Customer IP. At Customer’s request, Manufacturer shall provide to Customer reasonable assistance in recording, perfecting and maintaining Customer’s rights, title and interest throughout the world in Customer IP, including executing and delivering any assignments requested by Customer. If and to the extent any Customer IP that is made, conceived, learned or reduced to practice by Manufacturer includes operational improvements to Manufacturer’s pre-existing manufacturing technology that are generally applicable to other manufacturing projects of Manufacturer and are not specific to the Contract Products, or to any Customer-Supplied Materials or other Confidential Information of Customer, Customer hereby grants to Manufacturer a non- exclusive, perpetual, worldwide license, with the right to sublicense to its affiliates only, under such generally applicable improvements solely to perform manufacturing projects for third parties.

Article 18: Term

18.1

The Agreement will be effective as of the signature by the Parties and shall remain in full force and effect during five (5) years from the first commercial production of the Contract Product for the US market, and thereafter be extended for consecutive 24 (twenty-four) month periods (the initial period and any consecutive period together referred to as “Term”), unless the Agreement is terminated by one of the Parties with 18 (eighteen) months prior written notice before the expiry of the initial term or any consecutive period.

18.2	This Agreement may be terminated early in accordance with the following:

a)

Either Party may terminate this Agreement by giving notice in writing to the other Party, which notice shall be effective upon receipt by the other Party, should the other Party become insolvent, make an arrangement for the benefit of creditors, go into liquidation or receivership.

b)

Should an event of force majeure as provided in Article 19.2 continue for more than 3 (three) months and there is no viable plan in place to remedy the effects of such force majeure within a reasonable time frame, the Party that is unaffected by the force majeure may terminate this Agreement by giving notice in writing to the other Party that is affected by the force majeure, which notice shall be effective upon receipt by the other (affected) Party.

c)

Either Party may terminate this Agreement by giving written notice to the other, which notice shall be effective upon receipt by the other Party, if any necessary governmental permission, authorization or the like in respect of Manufacturer is withdrawn, suspended or restricted, resulting in permanent limitation or exclusion of Manufacturer’s capability to manufacture the Contract Products.

d)

Customer is entitled to terminate this Agreement with written notice effective upon receipt by Manufacturer, if the sale and/or distribution of the Contract Products is no longer permitted by the official authorities in any country where Contract Products are distributed, or if the Contract Products are withdrawn from the market or the Marketing Authorization is revoked or modified (termination right only in favor of Customer).

e)

Customer is entitled to terminate this Agreement with written notice of termination effective upon receipt by Manufacturer in the event Manufacturer breaches any article herein, including but not limited to Article 12.3 herein, and fails to cure such breach within thirty (30) days of written notice of such breach from Customer.

f)

Customer and Manufacturer are entitled to terminate this Agreement for any reason or no reason with 24 (twenty-four) months prior written notice to the other. In the event Manufacturer provides written notice of termination pursuant to this Section 18.2(f), Manufacturer shall use [●] to assist Customer in building Contract Product inventory prior to the effective date of termination.

18.3	If Manufacturer is in the process of manufacturing Contract Products for Customer on the day this Agreement expires or is terminated, Manufacturer shall proceed as follows:

a)

If not notified differently by Customer, all amounts of Contract Products which are in the process of being manufactured according to the Customer’s orders shall be carried through until completion in accordance with the terms of this Agreement and the Quality Agreement, and the Contract Products resulting there from shall be delivered to Customer by Manufacturer and shall be paid for by Customer in accordance with the terms hereof.

b)

If this Agreement is terminated pursuant to Article 18.2(d), Manufacturer will immediately cease manufacture when so notified by Customer. In this case, Manufacturer will be paid for the Contract Products manufactured until receipt of such notification by Customer.

18.4

In addition, upon termination of this Agreement, Manufacturer shall deliver to Customer all unused Starting Material, Packaging Materials and other materials, whether raw materials, packaging supplies or other which are in good condition, within shelf life and reasonable in terms of quantity and dedicated to the manufacture of the Contract Products, and Manufacturer shall deliver to Customer all Customer-Supplied Materials. Alternatively, Customer may request that such materials etc. be destroyed. The costs of such material, whether delivered to Customer or destroyed by Manufacturer at Customer’s request, shall be reimbursed to Manufacturer by Customer.

18.5

Termination of this Agreement shall not extinguish the rights of either Party that accrue prior to expiration or termination or release either Party from any accrued obligations that extend beyond termination or expiration, including the obligation to deliver or to make payment of all amounts then or thereafter due and payable. In addition, the following provisions shall survive any expiration or early termination of this Agreement: Articles 1, 6.8, 7.1, 7.3, 7.7, 9, 10.1, 10.2, 10.4, 10.4, 11.1, 11.2, 11.3, 11.4, 16, 17.1, 18.3, 18.4, 18.5, 19.1, 19.3, 19.4, 19.5, 19.8, 19.9, 20, 21 and 22.

Article 19: Miscellaneous

19.1	Interpretation of Agreement

In this Agreement

a)

Reference to “this Agreement“ or to any other agreement or document referred to in this Agreement shall mean this Agreement or such other agreement or document as amended, varied, supplemented or modified from time to time and shall include the Exhibits.

b)	Reference to Articles and Exhibits are references to Articles and Exhibits of and to this Agreement, unless otherwise stated.

c)	Words denoting the singular shall include the plural and vice versa; words denoting either gender shall include a reference to both genders.

d)	The heading and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement or any Article thereof.
e)	Each and all of the Exhibits shall constitute an integral part of this Agreement.

f)

The words “include,” “includes” or “including” shall be construed as incorporating the phrase “but not limited to” or “without limitation” and shall mean including without limiting the generality of any description preceding or following such words.

19.2

Force Majeure. In the event that a Party’s performance of this Agreement or of any of its obligations hereunder, other than payment of money as herein provided, is prevented by reasons of any cause not within the control of such Party, and which could not by reasonable diligence have been avoided by such Party, the Party so affected, upon giving prompt written notice to the other Party as to the nature and probable duration of such event, shall be excused from such performance to the extent and only for the duration of such prevention, provided that the Party so affected shall use its [●] to avoid or remove such cause of non-performance and shall fulfil and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed.

19.3

Severability. Should one of the provisions of this Agreement become or prove to be null and void this will be without effect on the validity of the Agreement as a whole. Both Parties will, however, endeavour to replace the void provision by a valid one which in its economic effect complies most with the void provision. The same shall apply mutatis mutandis in case this Agreement contains any gaps.

19.4

Waiver. If any Party should at any time refrain from enforcing its rights arising from a breach or default by the other Party of any of the provisions of this Agreement, such waiver shall not be construed as a continuing waiver regarding that breach or default or other breaches or defaults of the same or other provisions of this Agreement.

19.5

Entire Agreement. The terms and conditions herein contained constitute the entire Agreement between the Parties with respect to the subject matter hereof. No modification or amendment of this Agreement shall be binding upon any Party hereto unless in writing and signed by duly authorized officers of the respective Party. Exhibits 1 to 8 of this Agreement form an integral part of this Agreement.

19.6

Consents. Whenever a Party's consent is required under this Agreement (such as, e.g. for a release, agreements to or approvals of documents or of changes, or similar) such consent may be refused for valid reasons only and the consent shall be declared without delay.

19.7

Customer Affiliates. The Parties agree that Customer’s Affiliates may perform on behalf of Customer any responsibilities of Customer under this Agreement and Customer’s Affiliates may exercise any of Customer’s rights under this Agreement.

19.8

Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

19.9

Relationship of Parties. Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Neither Party will have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party. Customer shall not be prohibited from obtaining supply of Contract Products from any third party or from manufacturing Contract Products on its own.

Article 20: Governing Law

The Agreement will be governed by the laws of Swiss law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

Article 21: Dispute Resolution

All disputes, controversy or claim arising out of or in connection with this Agreement including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the International Arbitration Rules of the International Chamber of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The seat of the arbitration shall be in [●]. The arbitral proceedings shall be conducted in English before a panel of three (3) arbitrators. Each Party will promptly appoint one arbitrator and the third arbitrator will be appointed promptly by agreement of the two arbitrators appointed by the Parties. Notwithstanding the foregoing, in the event of an actual or threatened breach of this Agreement or in the event of potential irreparable harm, the aggrieved Party may, without waiving any remedy under this Agreement, seek provisional equitable relief (including restraining orders, specific performance, or other injunctive relief) from any court having jurisdiction over the Parties and the subject matter of the issue, without first submitting to arbitration hereunder. In addition, any claim for injunction, specific performance or other equitable relief pursuant to Article 16.4 shall not be subject to arbitration and, instead, the aggrieved Party may initiate litigation in any court of competent jurisdiction.

Article 22: Assignment

Neither Party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party, except that a Party may assign this Agreement without such consent to its Affiliate or its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates. Any purported assignment in violation of this Article 22 will be null and void and of no force or effect.

IN WITNESS WHEREOF, Customer and Manufacturer have executed this Agreement as of the Effective Date set forth above.

UroGen Pharma Ltd.         Cenexi Laboratoires Thissen S.A.

Place:          Israel                  Place:          Brussels

                            /s/ Keren Stotzky                                                     /s/ Christophe Allard

Name:          Keren Stotzky                                    Name:          Christophe Allard

Title:         VP Manufacturing & Supply Chain         Title:          General Manager

Amendment #1 to Manufacturing and Supply Agreement

This Amendment #1 to the Manufacturing & Supply Agreement (“Amendment #1”), effective this 2nd day of March, 2022 (“Amendment #1 Effective Date”), is by and between UroGen Pharma Ltd., a company organized and existing under the laws of the State of Israel having an address at 9 HaTaasia St., Ra’anana 4365007, Israel (“Customer”) and Cenexi-Laboratoires Thissen S.A., a company incorporated in Belgium, having its registered office at 2-4-6, Rue de la Papyrée, B-1420 Braine-l'Alleud, also acting hereunder on behalf of its Affiliates ("Manufacturer").

WHEREAS, Customer and Manufacturer entered into a certain Manufacturing and Supply Agreement dated April 24, 2020 (the “Agreement”) regarding the manufacturing by Manufacturer and the purchase by Customer of UGN-101; and

WHEREAS, Customer and Manufacturer mutually agree to amend the Agreement as set forth in this Amendment #1.

NOW THEREFORE, in consideration of the above, and for good and valuable consideration the receipt and sufficiency of which the parties acknowledge, Customer and Manufacturer agree to amend the Agreement as follows:

1.	The following defined terms are added to Article 1 of the Agreement:

-	Customer Equipment: shall mean the equipment specified on Exhibit 3 attached hereto.

-	Positive FDA Decision: shall mean a Marketing Authorization from the FDA for a Contract Product.
-

Negative FDA Decision: shall mean a communication from the FDA that an NDA for a Contract Product, following its submission by Customer and acceptance and review by the FDA, is not approvable in its present form. For clarity, a Negative FDA Decision includes a “Complete Response Letter” from the FDA, as defined in 21 CFR Section 314.110(a).

-

Negative Phase 3 Study Data: shall mean data from a Phase 3 Study of a Contract Product in development that, in the reasonable determination of Customer, provides insufficient evidence of safety and effectiveness for such Contract Product to support the filing of an application to the relevant authority for a Marketing Authorization (e.g., the filing of an NDA to the FDA).

2.	The following new Section 4.11 is hereby added to the Agreement immediately following Section 4.10:

4.11 Customer shall at all times retain ownership of the Customer Equipment. Manufacturer shall ensure that all Customer Equipment is properly stored and maintained. Manufacturer will be responsible for installing, cleaning and maintaining all Customer Equipment, as needed to manufacture the amounts of Contract Product ordered by Customer under this Agreement. Manufacturer will use the Customer Equipment exclusively for the manufacture of Contract

Product under this Agreement and for no other purpose without prior consent by Customer. Upon termination or expiration of this Agreement, Manufacturer shall deliver all Customer Equipment to Customer or its designee at Customer’s risk, cost and expense and in accordance with shipping instructions provided by Customer.

3.	The first sentence of Section 12.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Customer will place purchase orders for Contract Products within [●] of the start of the month with a minimum leadtime of [●] for Finished Product and [●] for Bulk Product.

4.	The following new Section 12.1(c) is hereby added to the Agreement immediately following Section 12.1(b):

c. Minimum Annual Quantity Forecasts and Minimum Annual Quantity Commitments: Starting as defined in Exhibit 7 and continuing during the Term, Customer shall provide to Manufacturer a rolling forecast setting forth its forecasted minimum annual quantity for each Contract Product for the upcoming calendar period as defined in Exhibit 7 (each, an “MAQ Forecast”).

Manufacturer shall [●] fulfill purchase orders for (and shall accept purchase orders submitted by Customer in accordance with the MAQ) Forecasts defined and agreed on in Exhibit 7 and to manufacture at least its Minimum Annual Quantity of each Contract Product in each calendar year, which, for clarity, shall require [●]. Without limiting any of Manufacturer’s other duties, representations and warranties under the Agreement including those set forth in Article 9 (Defective Contract Products) and Article 10 (Warranty Provisions), this commitment shall be deemed meet even in the event of a defective batch. As used herein, “Anticipated Yield” shall mean [●] of the theoretical yield for such Contract Product for the [●] following the Amendment #1 Effective Date, or [●], whichever is sooner. In the event of a significant change in this yield during this timeframe, the Parties shall discuss in good faith the yield and the allocated capacity for the Contract Products. Following [●], the Parties will review in good faith the Anticipated Yield for the remaining calendar years of the Term.

In the event that, on a Contract Product-by-Contract Product basis in any given calendar year during the Term, Customer submits to Manufacturer purchase orders for such Contract Product with specified delivery dates in such calendar year that in the aggregate are fewer than its applicable MAQ commitment for such Contract Product in such calendar year, then, except to the extent such failure to meet the MAQ is directly attributable to Manufacturer and subject to the remainder of this Section 12.1(c), Customer shall be obligated to compensate Manufacturer for an amount equal to [●].

Customer shall have the capacity, following prior written approval by Manufacturer, which cannot be unreasonably withheld, to transfer a portion of its MAQ for a given Contract Product in a particular calendar year to another Contract Product or any other further strength of a Contract Product for the same calendar year.

In the event Customer identifies that it will likely not be able to meet its MAQ for a given Contract Product in a particular calendar year during the Term (the “MAQ Shortfall Calendar Year”, then in the event Customer provides Manufacturer with written notice thereof (the “MAQ Shortfall Notice”), Manufacturer shall use diligent efforts to refill the manufacturing capacity at the facility in the MAQ Shortfall Calendar Year and in the event Manufacturer is able to refill all or any portion of the manufacturing capacity, then the MAQ Shortfall Payment shall be [●]. For sake of clarity, Customer shall notify Manufacturer of the precise adjustment that needs to be done on the MAQ for a Contract Product in the MAQ Shortfall Calendar Year, and shall Manufacturer be able to refill the manufacturing capacity, Manufacturer shall no longer be liable for its MAQ commitment for that Contract Product in the MAQ Shortfall Calendar Year. However, Manufacturer will use diligent efforts to provide manufacturing capacity in the event Customer, following its delivery of a MAQ Shortfall Notice, submits timely purchase orders to Manufacturer to meet Customer’s MAQ for a Contract Product in the MAQ Shortfall Calendar Year.

5.	The following two sentences are hereby added at the end of Section 12.2 of the Agreement:

With respect to any Firm Order for a number of units of Contract Product, any timely delivery of Contract Product under such Firm Order that is within plus or minus [●] of the quantity of Contract Product ordered in such Firm Order (the “Allowable Variance”) shall be deemed to fulfill Manufacturer’s obligation to deliver the quantity of Contract Product in such Firm Order. In the event Manufacturer anticipates that the quantity of Contract Product under any such Firm Order will be outside of the Allowable Variance, then Manufacturer shall promptly notify Customer thereof and the Parties shall discuss in good faith how to address such variance.

6.	Section 13.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Prices for manufacturing of Contract Products are set forth in Exhibit 7 (all prices are VAT excluded). The Prices include [●]. Upon the release (in accordance with the Quality Agreement) of any Bulk Product batch manufactured by Manufacturer for use in Finished Products or for delivery to Customer as Bulk Product, in each case, ordered by Customer pursuant to any Firm Order, Manufacturer shall invoice Customer for the applicable Bulk Product batch fee set forth on Exhibit 7. Upon the delivery of the Finished Product, Manufacturer shall invoice Customer for the Finished Product packaging price set forth on Exhibit 7 for each unit of the Finished Product delivered.

7.	The first sentence of Section 13.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Payment for the Bulk Product batch fee will be made by Customer within [●] after (a) release of the Bulk Product, (b) solely to the extent the Bulk Product is ordered by Customer for delivery as Bulk Product pursuant to a Firm Order, delivery to Customer or its designee at the [●] location and (c) receipt of an undisputed invoice. Payment of the Finished Product packaging fee will be made by Customer within [●] after release of Finished Product, delivery to Customer or its designee at [●] location and receipt of an undisputed invoice. For sake of clarity, Finished Product shall be subject to two different orders: one order for Bulk Product and a second order for packaging (Finished Product).

8.

The phrase “during five (5) years from the first commercial production of the Contract Product for the US market” in Section 18.1 of the Agreement is hereby deleted and replaced with “for a period of five (5) years from the Amendment #1 Effective Date”.

9.	Section 18.2(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

Customer is entitled to terminate this Agreement on a Contract Product-by-Contract Product basis with written notice effective upon receipt by Manufacturer, if (i) Customer has received a Negative FDA Decision for a Contract Product, (ii) Customer reasonably elects to discontinue the development of such Contract Product following receipt of Negative Phase 3 Study Data for such Contract;(iii) if the sale and/or distribution of such Contract Product is no longer permitted by the official authorities or is materially adversely affected by the acts of any official authority, in each case, in any country where such Contract Product is sold or distributed, or (iv) if such Contract Product is withdrawn from the market or the Marketing Authorization is revoked or modified by the relevant authority (termination right only in favor of Customer)

10.	Article 23: Environment, Safety and Governance shall be added to the Agreement and state the following:

Each party is in compliance with and shall continue to comply with all applicable laws as required by applicable law for its performance under the Agreement, which include without limitation, applicable environmental and health and animal safety laws. Accordingly, each party will (i) perform under this Agreement in a safe and ethical manner (including the storage, handling and disposal of any hazardous materials and the treatment of animals); and (ii) notify the other if such party is not in compliance with such applicable laws and such non-compliance poses a significant threat to the environment or the health, safety or welfare of animals.

11.	Exhibit 1 of the Agreement is deleted in its entirety and replaced with Exhibit 1 to this Amendment #1.

12.	Exhibit 3 of the Agreement is deleted in its entirety and replaced with Exhibit 3 to this Amendment #1.

13.	Exhibit 7 of the Agreement is deleted in its entirety and replaced with Exhibit 7 to this Amendment #1.

14.	A new Exhibit 9 to the Agreement (Preliminary Term Sheet Governing [●] and Dedication of [●]) is attached as Exhibit 9 to this Amendment #1.

15.

Except as amended above, all other terms and conditions of the Agreement shall remain the same and in full force and effect. Capitalized terms used herein which are not defined shall have the respective meanings ascribed to them in the Agreement. The Agreement as modified by this Amendment #1, constitute the entire agreement between the Parties with respect to the subject matter hereof. All references to the term “Agreement” in the Agreement shall be deemed to include all of the terms and conditions of this Amendment #1.

16.

This Amendment #1 may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Amendment #1.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Customer and Manufacturer have executed this Amendment #1 as of the Amendment #1 Effective Date set forth above

UroGen Pharma Ltd.         Cenexi Laboratoires Thissen S.A.

Place:          Israel         Place:          Brussels

                        /s/ Keren Stotzky                                                    /s/ Christophe Durand

Name:          Keren Stotzky                                    Name:          Christophe Durand

Title:          VP Manufacturing & Supply Chain         Title:          President